Exhibit 99.2

Immediate	Karen Widmayer: Media Contact
(202) 729-1789
karen.widmayer@carramerica.com
Stephen Walsh: Analyst Contact
(202) 729-1764
stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Washington D.C. – July 31, 2003 – CarrAmerica Realty Corporation (NYSE:CRE) today reported second quarter 2003 diluted earnings per share of $0.24 on net income of $16.8 million, compared to diluted earnings per share of $0.21 on net income of $20.2 million for the second quarter of 2002, which included a $6.3 million charge for HQ Global Workplaces, Inc. (“HQ Global”) lease guarantees. Diluted earnings per share for the second quarter of 2002, excluding the $6.3 million charge for HQ Global lease guarantees, would have been $0.33. For the first six months of 2003, diluted earnings per share were $0.50 compared to $0.38 for the same period a year ago, which included the charge for lease guarantees related to HQ Global. Excluding the lease guarantees of $8.7 million related to HQ Global, diluted earnings per share for the first six months of 2002 would have been $0.54.

For the second quarter of 2003, diluted Funds From Operations available to common shareholders (Diluted FFO) were $49.7 million or $0.86 per share, compared to $40.0 million or $0.74 per share for the second quarter of 2002, which included a $6.3 million charge for HQ Global lease guarantees and a land impairment charge of $0.5 million. Diluted FFO for the second quarter of 2002 would have been $0.86 per share excluding the charge for HQ Global lease guarantees and the $0.5 million land impairment charge. Diluted FFO for the six month period ended June 30, 2003 was $99.8 million or $1.72 per share as compared to $91.9 million or $1.54 per share for the same period in 2002, which included the charge for lease guarantees related to HQ Global of $8.7 million and a land impairment charge of $1.3 million. Diluted FFO for the six-month period in 2002 excluding the charge for HQ Global lease guarantees and land impairment charge was $1.70.

CarrAmerica President and COO, Philip L. Hawkins, said, “We believe that vacancy in most of our key markets has topped out, but with continued weak demand and pressure on rental rates, operating conditions will remain difficult for the balance of the year.”

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CarrAmerica Release of July 31, 2003

Page Two

Portfolio Report

Occupancy for stabilized properties was 88.9% at June 30, 2003, down from 90.4% at March 31, 2003 and down from 93.6% at June 30, 2002. Same store portfolio operating income for the second quarter of 2003 decreased 7.0% on a GAAP basis over the same period in 2002. Adjusting for termination fees, same store operating income for the second quarter of 2003 decreased by 7.9%. The average occupancy rate for same store properties was 89.4% in the second quarter of 2003 as compared to 93.7% for second quarter 2002.

Rental rates decreased 12.1% on average on the rolling leases executed during the six-month period ended June 30, 2003.

For the second quarter, rental rates decreased 10.7% on average on the rolling leases executed during the quarter.

Acquisitions

During the second quarter, CarrAmerica, in a joint venture with Beacon Capital Partners, LLC, closed on the acquisition of 10 Universal City Plaza, a 774,240 square foot, 35-story, Class A, trophy-quality office building located in Los Angeles’ Tri-Cities/Media District submarket. The joint venture paid $190 million for the building with CarrAmerica taking a 20% ownership position in the project. In addition to this ownership position, CarrAmerica, through a service affiliate, will be providing leasing and property management services for the building.

Dispositions

During the second quarter, CarrAmerica sold a 62,194 square foot office building in San Diego, California for $9.5 million, resulting in a gain of $3.5 million. In addition, the Company and/or its affiliates have three buildings under contract to be sold, with expected net proceeds of approximately $29.0 million, which would result in an estimated net gain of $7.0 million after an impairment charge on one property. The buildings to be sold include two buildings totaling 184,986 square feet in Orange County, California and an 80,338 square foot building in Atlanta. The dispositions are expected to close in the third and fourth quarters subject to normal closing conditions.

Development Update

CarrAmerica owns a 30% interest in a 477,000 square foot office development, Terrell Place, in Washington, D.C. The total cost of this project is expected to be $159.0 million, of which $112.3 million had been invested as of June 30, 2003. CarrAmerica’s share of the total project costs for this development is expected to be approximately $47.7 million, of which $33.7 million had been expended as

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CarrAmerica Release of July 31, 2003

Page Three

of June 30, 2003. This project is currently 54.7% leased or committed, including a 243,791 square foot lease with the law firm of Venable, Baetjer, Howard and Civiletti, LLP. The stabilized year-one unleveraged return on CarrAmerica’s invested capital (exclusive of fees) is expected to be approximately 10.6%.

CarrAmerica has one residential project under construction with expected total project costs of $20.4 million, of which $9.0 million had been invested as of June 30, 2003.

CarrAmerica Earnings Estimates

On Friday, August 1, CarrAmerica management will discuss earnings guidance for 2003. Based on management’s view of current market conditions and certain assumptions with regards to rental rates and other projections, an expected range of Diluted FFO per share of $3.20 - $3.30 and diluted earnings per share of $0.92 - $1.02 for 2003, which includes approximately $10.5 million of forecasted net gain for the full year and $9.7 million for the third and fourth quarters of 2003 associated with the sale of the office projects described in the disposition section of this release, will be discussed. In addition, an expected range of Diluted FFO per share of $0.75 - $0.79 and diluted earnings per share of $0.21 - $0.25 for the third quarter of 2003 will be discussed. The projections for full year 2003 are based in part on the following assumptions:

Average Office Portfolio Occupancy	89% – 91%
Real Estate Service Revenue	$24 –$25 million
General and Administrative Expense	$41 –$43 million

Due to the uncertain nature of property acquisitions and dispositions, the above ranges do not include any possible property acquisitions or dispositions, other than the ones previously discussed in this press release. By definition, Diluted FFO excludes gains or losses on the disposition of properties. In addition, the above projections do not include any impact for the accounting change described in the following paragraph.

Impact of Recently Issued SEC Accounting Clarification

On July 31, 2003, the Securities and Exchange Commission (SEC) issued a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Topic D-42 now provides, among other things, that any excess of the fair value of the consideration transferred to the holders of preferred stock redeemed over the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share (EPS). The SEC’s clarification of the guidance in Topic D-42 provides that the carrying amount of the preferred stock should be reduced by the related issuance costs.

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CarrAmerica Release of July 31, 2003

Page Four

The July 2003 clarification of Topic D-42 is effective for CarrAmerica for the quarter ending September 30, 2003 and is required to be reflected retroactively in the financial statements of prior periods. The Company has not previously considered issuance costs in determining the carrying amount of the preferred stock we redeemed in 2003 and 2002 and, accordingly, implementation of the clarification of Topic D-42 will affect the Company’s previously reported EPS and Diluted FFO available to common shareholders. In particular, the Company’s reported basic and diluted EPS (from continuing operations and in total) and its Diluted FFO for the six months ended June 30, 2003 will each be reduced by $.03 per share, all of which relates to the quarter ended March 31, 2003, and its reported basic and diluted EPS (from continuing operations and in total) for 2002 will be reduced by $.09 per share, including $.01 per share for the quarters ended June 30, 2002 and December 31, 2002 and $.07 for the quarter ended September 30, 2002. Diluted FFO per share will be similarly impacted except that Diluted FFO per share will be reduced by $0.08 per share for all of 2002 and there is no impact on Diluted FFO per share in the fourth quarter of 2002.

CarrAmerica Announces Second Quarter Dividend

The Board of Directors of CarrAmerica today declared a second quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business on August 19, 2003. CarrAmerica’s common stock will begin trading ex-dividend on August 15, 2003 and the dividend will be paid on August 29, 2003.

The Company also declared a regular dividend for its Series B, Series C, and Series D preferred stock. The total Series B Cumulative Redeemable preferred stock dividend is $.535625 per share, the total Series C Cumulative Redeemable preferred stock dividend is $.534375 per share, and the total Series D Cumulative Redeemable preferred stock dividend is $.528125 per share. The Series B, Series C and Series D preferred stock dividends are payable to shareholders of record as of the close of business on August 19, 2003. The preferred stock will begin trading ex-dividend on August 15, 2003 and the dividends will be paid on August 29, 2003.

CarrAmerica Second Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2003 second quarter results on Friday, August 1, 2003 at 11:00 AM ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com.

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CarrAmerica Release of July 31, 2003

Page Five

The phone number for the conference call is 1-800-238-9007 for U.S. participants and 1-719-457-2622 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 1:00 PM on August 1 until midnight Thursday, August 7, 2003, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 481102.

A copy of supplemental material on the Company’s second quarter operations is available on the Company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-Mail) swalsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The Company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 298 operating office properties and has an office building under development in Washington, D.C. CarrAmerica’s markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles/Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.

Estimates of Diluted FFO and earnings per share, and other statements regarding management’s expectations about, among other things, operating performance and financial condition, are, by definition, and certain statements in this release and the accompanying summary financial information may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, possible charges or payments resulting from our guarantee of certain leases of HQ Global Workplaces, Inc., the ability of the general economy to recover timely from the current economic downturn, availability and creditworthiness of tenants, the level of lease rents and the availability of financing for both tenants and the Company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the Company may not control or companies in which the Company has made investments, our ability to maintain our status as a REIT for federal income tax purposes, governmental actions and initiatives, the ability to obtain insurance at a reasonable cost and environmental/safety requirements. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company - Risk Factors” in the Company’s Annual Report on Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Rental property
Land	$661,965	$668,223
Buildings	1,949,846	1,954,840
Tenant improvements	378,200	367,901
Furniture, fixtures and equipment	4,271	4,262

	2,994,282	2,995,226
Less: Accumulated depreciation	(619,129)	(569,970)

Net rental property	2,375,153	2,425,256
Land held for future development or sale	45,581	44,778
Construction in progress	9,007	12,732
Assets related to property held for sale	14,787	—
Cash and cash equivalents	569	3,023
Restricted deposits	3,218	4,505
Accounts and notes receivable, net	12,890	20,391
Investments in unconsolidated entities	138,549	125,079
Accrued straight-line rents	78,482	74,884
Tenant leasing costs, net	43,317	42,170
Prepaid expenses and other assets, net	75,017	62,887

	$2,796,570	$2,815,705

Liabilities and Stockholders' Equity
Liabilities:
Mortgages and notes payable, net	$1,673,520	$1,603,949
Accounts payable and accrued expenses	92,606	102,153
Rent received in advance and security deposits	35,742	35,590
Liabilities related to properties held for sale	328	—

	1,802,196	1,741,692
Minority interest	74,240	76,222
Stockholders' equity:
Preferred stock	199,884	254,518
Common stock	521	518
Additional paid in capital	953,946	951,281
Cumulative dividends in excess of net income	(234,217)	(208,526)

	920,134	997,791

Commitments and contingencies
	$2,796,570	$2,815,705

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$102,971	$104,159	$207,949	$208,595
Recoveries from tenants	13,694	13,573	29,746	29,741
Parking and other tenant charges	5,239	2,511	11,227	5,304

Total rental revenue	121,904	120,243	248,922	243,640
Real estate service revenue	7,478	5,488	13,033	11,615

Total operating revenues	129,382	125,731	261,955	255,255

Operating expenses:
Property expenses:
Operating expenses	31,634	29,364	63,840	60,067
Real estate taxes	11,052	11,276	23,032	22,989
Interest expense	26,035	24,779	51,908	49,503
General and administrative	10,657	8,077	20,943	19,118
Depreciation and amortization	33,549	29,639	65,051	61,845

Total operating expenses	112,927	103,135	224,774	213,522

Real estate operating income	16,455	22,596	37,181	41,733
Other income (expense):
Other income	93	216	191	410
HQ lease guarantees	—	(6,293)	—	(8,693)
Equity in earnings of unconsolidated entities	1,858	2,202	3,185	4,245

Total other income (expense)	1,951	(3,875)	3,376	(4,038)

Income from continuing operations before income taxes, minority interest, gain on sale of assets and impairment loss on land	18,406	18,721	40,557	37,695
Income taxes	(120)	(61)	(372)	(94)
Minority interest	(2,693)	(3,384)	(5,769)	(6,007)
Gain on sale of assets and impairment loss on land	821	2,875	544	2,015

Income from continuing operations	16,414	18,151	34,960	33,609
Discontinued operations	415	2,034	840	4,076

Net income	$16,829	$20,185	$35,800	$37,685

Basic net income per share:
Income from continuing operations	$0.23	$0.18	$0.49	$0.31
Discontinued operations	0.01	0.04	0.01	0.08

Net income	$0.24	$0.22	$0.50	$0.39

Diluted net income per share:
Income from continuing operations	$0.23	$0.17	$0.49	$0.31
Discontinued operations	0.01	0.04	0.01	0.07

Net income	$0.24	$0.21	$0.50	$0.38

NOTE: (1) Rental income includes $1,672 and $2,229 of accrued straight line rents for the three months period and $3,825 and $5,132 for the six months period ended June 30, 2003 and 2002, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

(Unaudited and in thousands)	Six Months Ended June 30,
	2003	2002
Cash flow from operating activities:
Net income	$35,800	$37,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,036	65,603
Minority interest	5,769	6,007
Equity in earnings of unconsolidated entities	(3,185)	(4,245)
Gain sale of assets and other provisions, net	(544)	(2,015)
Obligations under lease guarantees	—	8,693
Provision for uncollectible accounts	2,058	3,071
Stock based compensation	2,368	2,262
Other	(1,389)	796
Change in assets and liabilities:
Decrease in accounts receivable	6,812	6,664
Increase in accrued straight-line rents	(3,824)	(5,132)
Additions to tenant leasing costs	(6,577)	(5,497)
Increase in prepaid expenses and other assets	(12,711)	(2,399)
(Decrease) increase in accounts payable and accrued expenses	(5,400)	5,132
Increase (decrease) in rent received in advance and security deposits	420	(5,856)

Total adjustments	49,833	73,084

Net cash provided by operating activities	85,633	110,769

Cash flows from investing activities:
Acquisition and development of rental property	(21,984)	(34,598)
Additions to land held for development or sale	(803)	(1,205)
Additions to construction in progress	(6,210)	(2,581)
Issuance of notes receivable	(1,495)	—
Distributions from unconsolidated entities	5,831	5,490
Investments in unconsolidated entities	(13,966)	(4,065)
Acquisition of minority interest	(1,880)	(3,371)
Decrease in restricted deposits	1,287	830
Proceeds from sales of properties	9,498	10,699

Net cash used by investing activities	(29,722)	(28,801)

Cash flows from financing activities:
Repurchase of common stock	(7,858)	—
Repurchase of preferred stock	(54,710)	(20,672)
Exercises of stock options	7,024	24,960
Proceeds from the issuance of unsecured notes	—	394,496
Net borrowings (repayments) on unsecured credit facility	100,000	(369,000)
Net repayments of mortgages payable	(35,107)	(36,334)
Deferred financing costs	—	(689)
Dividends and distributions to minority interests	(67,714)	(75,223)

Net cash used by financing activities	(58,365)	(82,462)

Decrease in unrestricted cash and cash equivalents	(2,454)	(494)
Cash and cash equivalents, beginning of the period	3,023	5,041

Cash and cash equivalents, end of the period	$569	$4,547

Supplemental disclosure of cash flow information
Cash paid for interest (net of capitalized interest of $833 and $1,905 for the six months ended June 30, 2003 and 2002, respectively)	$51,546	$35,845

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8

CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are measures of operating performance, they do not represent net income calculated in accordance with GAAP. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance. FFO excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. We also believe that FFO provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. FAD deducts various capital items and non-cash revenue from adjusted FFO to assist in analysis of our cash available to pay dividends.

(Unaudited and in thousands)		Three Months Ended June 30,		Six Months Ended June 30,
		2003	2002	2003	2002
Net income		$16,829	$20,185	$35,800	$37,685
Adjustments:	Minority interest	2,693	3,384	5,769	6,007
	FFO allocable to the minority Unitholders	(4,274)	(4,670)	(8,779)	(8,991)
	Depreciation and amortization—REIT properties	32,460	28,489	62,667	59,523
	Depreciation and amortization—Equity properties	3,071	3,266	6,009	6,561
	Depreciation and amortization—Discontinued operations	122	1,511	320	3,085
	Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(327)	(290)	(607)	(516)
	Gain on sale of assets	(821)	(3,340)	(544)	(3,340)

FFO as defined by NAREIT[1]		49,753	48,535	100,635	100,014
Less:	Preferred dividends and dividends on unvested restricted stock	(4,287)	(8,517)	(9,581)	(17,065)

FFO attributable to common shareholders		45,466	40,018	91,054	82,949
FFO allocable to the minority Unitholders		4,274	—	8,779	8,991

Diluted FFO available to common shareholders[2]		$49,740	$40,018	$99,833	$91,940

Less:	Lease commissions	(3,873)	(3,983)	(6,577)	(5,497)
	Tenant improvements	(9,482)	(5,524)	(14,809)	(10,675)
	Building capital additions	(4,183)	(2,330)	(6,438)	(4,456)
	Straight line rent	(1,672)	(2,229)	(3,825)	(5,132)

Funds available for distribution to common shareholders[3]		$30,530	$25,952	$68,184	$66,180

[1]	FFO as defined by NAREIT includes land impairment charges of $0.5 million and $1.3 million for the three and six months ended June 30, 2002 which have previously been excluded from FFO.

[2]	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

[3]	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

(Unaudited and in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Diluted net income per common share	$0.24	$0.21	$0.50	$0.38

Add: Depreciation and amortization	0.62	0.62	1.19	1.16
Less: Gain on sale of assets	(0.02)	(0.06)	(0.02)	(0.06)
Minority interest adjustment	0.07	(0.03)	0.15	0.15
Adjustment for share difference	(0.05)	—	(0.10)	(0.09)

Diluted funds from operations available to common shareholders	$0.86	$0.74	$1.72	$1.54

Weighted average common shares outstanding:
Diluted net income	52,368	54,316	52,236	53,963
Diluted funds from operations	58,016	54,316	57,892	59,870

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended September 30, 2003	Projected Twelve Months Ended December 31, 2003
Projected diluted net income per common share	$0.21 –0.25	$0.92 –1.02

Add: Projected depreciation and amortization	0.59	2.39
Projected minority interest	0.04	0.18
Less: Projected gain on sale of assets and other provisions, net	(0.07)	(0.19)
Projected adjustment for share difference	(0.02)	(0.10)

Projected diluted funds from operations per common share	$0.75 –0.79	$3.20 –3.30

Projected weighted average common shares outstanding:
Projected diluted net income	52,700	52,500
Projected diluted funds from operations	58,300	58,100

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